Exhibit 10.1

FOURTH AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of January 1, 2009)

(Amending to clarify the definition of “Determination Date” and to address the participation of employees on assignment with global business partners)

Purpose and Background

A.
The Prudential Supplemental Retirement Plan (“Supplemental Plan” or the “Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

B.
Pursuant to Section 8.01(b) of the Supplemental Plan, Executive Vice President of Corporate Human Resources (or successor thereto) (“EVP”) of The Prudential Insurance Company of America ("Prudential") may adopt minor amendments to the Supplemental Plan without the approval of the Compensation Committee of the Board of Directors of Prudential that are necessary or advisable for purposes of compliance with applicable laws and regulations or relate to administrative practices.

C.
To ensure the Supplemental Plan’s terms reflect past administrative practice, the EVP deems it advisable to make clarifying changes to the term “Determination Date” which is used for purposes of calculating the Benefits payable to a Participant.

D.
The EVP also deems it advisable to amend the Plan to address the participation of employees who are transferred to perform service with a global business partner and are eligible to participate in the Prudential Global Business Partner Non-Qualified Plan.

E.	The EVP has determined that the foregoing amendments are within the scope of authority granted to the EVP under the terms of the Plan.

Resolution
Effective as of the dates set forth below, the Supplemental Plan is amended as follows:

1.	Effective as of January 1, 2018, Section 1.15 “Determination Date” shall be amended in its entirety to read as follows:

1.15    “Determination Date” means, solely for purposes of calculating the amount of any Benefits under the Plan, the Payment Date set forth in Article V; provided, however, that, the Payment Date for any Participant who is a Home Office Employee shall be determined without regard to any 6-month delay if such Payment Date is based on the date of the Participant’s Separation from Service; and provided, further, that, the Determination Date for any Participant who is a Home Office Employee whose termination of employment with the Company did not constitute a Separation from Service and who either: (a) has Benefits accrued under the Prudential Traditional Retirement Plan or (b) is a Grandfathered Employee and has Benefits accrued under the Prudential Cash Balance Plan that are payable in Annuity Form, shall be the Payment Date that would have applied to the Participant, determined without regard to any applicable 6-month delay, had the Participant’s termination of employment constituted a Separation from Service.

2.	Effective as of April 1, 2018, Section 2.04 of the Supplemental Plan is amended and restated in its entirety to read as follows:

2.04    Participants Transferred to Joint Ventures or Global Business Partners. A Participant who is transferred to perform service for a “Joint Venture” or a “Global Business Partner” as each such term is defined below, shall not be eligible to accrue Supplemental Benefits under Article II of the Plan during the period of the assignment. In addition, the Participant’s transfer to perform service for the Joint Venture or Global Business Partner, as applicable, shall not constitute a Separation from Service for purposes of triggering a distribution of benefits from the Supplemental Plan. The rules set forth in Section

413 of the Prudential Traditional Retirement Plan shall be used to determine the accrued Benefits of a Participant attributable to the Prudential Traditional Retirement Plan. The rules set forth in 2.5 of the Prudential Cash Balance Plan shall be used to determine the accrued Benefits of a Participant attributable to the Prudential Cash Balance Plan. For purposes of the Supplemental Plan, a “Joint Venture” is a joint venture in which the Company, directly or indirectly, owns at least 20% of the voting power or equity value, but which is not an Affiliate under the terms of the Prudential Merged Retirement Plan. A “Global Business Partner” is an entity with which Prudential has a business relationship but does not, directly or indirectly, own any voting power or equity value and is not a member of the Company’s Controlled Group.

3.	All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

4.	Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date:    October 22, 2018        /s/ Lucien Alziari
Lucien Alziari
Executive Vice President, Chief Human Resources Officer